Exhibit 99.1

Xenon Reports Q4 and Full Year 2025 Financial Results and Provides Business Update

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Phase 3 X-TOLE2 topline data for azetukalner in FOS expected first half of March 2026
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Five additional Phase 3 studies of azetukalner continue to enroll in epilepsy and neuropsychiatry indications with Phase 3 X-NOVA2 MDD topline data expected in H1 2027
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Data from two Phase 1 studies of novel NaV1.7 (XEN1701) and KV7 (XEN1120) candidates expected in 2026 to support Phase 2 proof-of-concept studies in pain
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Pro forma cash of $716 million including recent ATM sales extends cash runway into second half of 2027
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Xenon’s next investor call to be held for X-TOLE2 topline data readout

VANCOUVER, British Columbia and BOSTON, MA, Feb 26, 2026 – Xenon Pharmaceuticals Inc. (Nasdaq: XENE), a neuroscience-focused biopharmaceutical company dedicated to drug discovery, clinical development, and commercialization of life-changing therapeutics for patients in need, today reported financial results for the fourth quarter and full year ended December 31, 2025 and provided a business update.

“2025 marked a period of significant momentum and strong execution across multiple Phase 3 clinical trials of azetukalner in epilepsy and neuropsychiatry, as well as our early-stage pipeline that includes two novel ion channel modulators for pain,” said Ian Mortimer, President and Chief Executive Officer of Xenon. “We’re looking forward to several upcoming milestones, starting with reporting topline data for our Phase 3 X-TOLE2 study of azetukalner in focal onset seizures in the first half of March, followed by anticipated NDA submission in the second half of this year.”

Business Highlights and Anticipated Milestones

Azetukalner Clinical Development

Azetukalner, a novel, potent KV7 potassium channel opener, represents the most advanced, clinically validated potassium channel modulator in late-stage clinical development for the treatment of multiple indications, including two in epilepsy – focal onset seizures (FOS) and primary generalized tonic-clonic seizures (PGTCS) – as well as neuropsychiatric disorders, including major depressive disorder (MDD) and bipolar depression (BPD).

Epilepsy Programs

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Topline data from the Phase 3 X-TOLE2 study of azetukalner in FOS is on track for the first half of March 2026.
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Phase 3 X-TOLE3 study of azetukalner in FOS continues to enroll and is intended to support regulatory submissions outside the United States. Xenon has completed an ethnobridging study and shared results with Japan’s Pharmaceutical and Medical Devices Agency (PMDA). The Company aligned with PMDA to enroll approximately 60 of the planned 360 X-TOLE3 participants in Japan to support a potential regulatory submission in Japan. X-TOLE3 enrollment outside of Japan is expected to complete in 2026.
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Phase 3 X-ACKT study of azetukalner in PGTCS continues to enroll and is intended to support regulatory submissions for an additional epilepsy indication.

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The Company presented 48-month data from the X-TOLE open label extension (OLE) study at the American Epilepsy Society (AES) annual meeting, reinforcing the long-term efficacy and safety of azetukalner with more than 775 patient-years of exposure data in the OLE. Among participants treated for ≥48 months, reductions in monthly FOS frequency were over 90% from double-blind period baseline, with over 38% achieving at least 12 months of seizure freedom.

Depression Programs

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Enrollment is ongoing for the Phase 3 X-NOVA2 and X-NOVA3 studies evaluating azetukalner in patients with MDD, with topline data from X-NOVA2 expected in H1 2027.
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Phase 3 X-CEED study evaluating azetukalner in patients with BPD I or II is underway.

Early-Stage R&D

Xenon continues to expand its portfolio of innovative potassium and sodium channel modulators. NaV1.7 and KV7 are important targets for pain and have been developed using the Company’s strong heritage in human genetics, deep understanding of ion channel biology, and expertise in novel chemistries to design potent, selective ion channel modulators.

Pain

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Phase 1 Single Ascending Dose (SAD)/Multiple Ascending Dose (MAD) study in healthy adult participants is underway for XEN1701 targeting NaV1.7. Study completion is expected in 2026 to support initiating a Phase 2 proof-of-concept study in acute pain.
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Phase 1 SAD/MAD study in healthy adult participants is underway for XEN1120 targeting KV7. Study completion is expected in 2026 to support initiating a Phase 2 proof-of-concept study in acute pain.

Epilepsy

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IND-enabling studies are ongoing for the Company’s NaV1.1 program. Pre-clinical data suggest that targeting NaV1.1 could potentially address the underlying cause and symptoms of Dravet Syndrome.

Partnered Program

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In collaboration with Neurocrine Biosciences, a Phase 1 study is ongoing for NBI-921355, an investigational, selective inhibitor of voltage-gated sodium channels NaV1.2 and NaV1.6 in development for the potential treatment of certain types of epilepsy.

Corporate

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The Company raised net proceeds of $242.2 million, including $112.2 million in the fourth quarter of 2025 and an additional $130.0 million in the first quarter of 2026, from sales of common stock through its at-the-market offering facility (ATM). Pro forma cash, cash equivalents and marketable securities of $716.0 million includes Q1 2026 ATM proceeds.

Fourth Quarter and Full Year 2025 Financial Results

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Cash and cash equivalents and marketable securities were $586.0 million as of December 31, 2025, compared to $754.4 million as of December 31, 2024. Subsequent to December 31, 2025, $130.0 million of net proceeds was raised under the Company’s ATM. Based on current operating plans, Xenon anticipates having sufficient cash to fund operations into second half of 2027. As of December 31, 2025, there were 80,010,790 common shares and 2,173,081 pre-funded warrants outstanding.

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Research and development expenses were $87.7 million for the fourth quarter of 2025, and $300.9 million for the year ended 2025, compared to $59.5 million and $210.4 million for the same periods in 2024, respectively. The increase in research and development expenses for the year was primarily attributable to the ongoing azetukalner Phase 3 clinical studies in epilepsy, MDD and BPD, increased personnel-related costs due to an increase in employee headcount and stock-based compensation expense, and costs associated with advancement of the pre-clinical, discovery and other programs.
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General and administrative expenses were $22.1 million for the fourth quarter of 2025, and $79.6 million for the year ended 2025, compared to $18.0 million and $68.9 million for the same periods in 2024, respectively. The increase in general and administrative expenses for the year was primarily attributable to personnel-related costs due to an increase in employee headcount and an increase in professional and consulting fees.
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Other income was $5.0 million for the fourth quarter of 2025, and $28.2 million for the year ended 2025, compared to $7.9 million and $40.9 million for the same periods in 2024. The decrease in other income for the year was primarily attributable to lower interest income.
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Net loss was $105.3 million for the fourth quarter of 2025, and $345.9 million for the year ended 2025, compared to $65.7 million and $234.3 million for the same periods in 2024, respectively. The increase in net loss for the year was primarily attributable to higher research and development expenses driven by the azetukalner program, personnel-related costs and pre-clinical, discovery and other programs, higher general and administrative expenses driven by higher personnel-related costs and professional and consulting fees, and lower interest income.

About Azetukalner

Azetukalner is a novel, potent KV7 potassium channel opener currently in Phase 3 clinical trials for the treatment of epilepsy, major depressive disorder (MDD) and bipolar depression (BPD). It represents the most advanced, clinically validated potassium channel modulator in late-stage clinical development. Azetukalner is designed to open potassium channels in the central nervous system, allowing potassium ions to flow and hyperpolarizing neurons. This process helps reduce excessive neuronal firing, which is a key contributor to several neurologic and psychiatric disorders. It is the only KV7 potassium channel opener in development for multiple indications that is backed by long-term efficacy and safety data in epilepsy patients and proof-of-concept data in MDD patients.

About Xenon Pharmaceuticals Inc.

Xenon Pharmaceuticals (Nasdaq: XENE) is a neuroscience-focused biopharmaceutical company dedicated to drug discovery, clinical development and commercialization of life-changing therapeutics for patients in need. Xenon’s lead molecule, azetukalner, is a novel, potent KV7 potassium channel opener in Phase 3 clinical trials for the treatment of epilepsy, major depressive disorder (MDD) and bipolar depression (BPD). Xenon is also advancing an early-stage portfolio of multiple promising potassium and sodium channel modulators, including KV7 and NaV1.7 programs in Phase 1 development for the potential treatment of pain. Xenon has offices in Vancouver, British Columbia, and Boston, Massachusetts. For more information, visit www.xenon-pharma.com and follow us on LinkedIn and X.

Xenon and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in the US, Canada, and elsewhere. All other trademarks belong to their respective owner.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of and potential results from clinical studies; the potential efficacy, safety profile, future development plans in current and anticipated indications, addressable market, regulatory success and commercial potential of our and our partners’ product candidates; the efficacy of our clinical study designs; our ability to successfully develop and achieve milestones in our azetukalner and other pipeline and development programs, including the anticipated filing of INDs and NDAs; the timing and results of our interactions with regulators, including the timing of any NDA submission; our ability to successfully develop and obtain regulatory approval of azetukalner and our other product candidates; and anticipated timing of topline data readout from our clinical studies of azetukalner. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical studies may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; promising results from pre-clinical development activities or early clinical study results may not be replicated in later clinical studies; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates, including azetukalner, may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation or completion of clinical studies; the impact of market, industry, and regulatory conditions on clinical study enrollment; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; the impact of unstable economic conditions in the general domestic and global economic markets; adverse conditions from geopolitical events; as well as the other risks identified in our filings with the U.S. Securities and Exchange Commission and the securities commissions in British Columbia, Alberta, and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

Contacts

For Investors:

Tucker Kelly

Chief Financial Officer

investors@xenon-pharma.com

For Media:

Colleen Alabiso

Senior Vice President, Corporate Affairs

media@xenon-pharma.com

XENON PHARMACEUTICALS INC.

Condensed Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and marketable securities	$548,886	$626,905
Other current assets	11,763	8,359
Marketable securities, long-term	37,152	127,496
Other long-term assets	35,362	35,379
Total assets	$633,163	$798,139

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$40,260	$34,221
Other current liabilities	1,532	1,369
Other long-term liabilities	9,611	7,646
Total liabilities	$51,403	$43,236

Shareholders’ equity	$581,760	$754,903
Total liabilities and shareholders’ equity	$633,163	$798,139

XENON PHARMACEUTICALS INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$—	$—	$7,500	$—

Operating expenses:
Research and development	87,699	59,472	300,938	210,394
General and administrative	22,068	18,005	79,632	68,904
Total operating expenses	109,767	77,477	380,570	279,298
Loss from operations	(109,767)	(77,477)	(373,070)	(279,298)
Other income	5,044	7,944	28,176	40,879
Loss before income taxes	(104,723)	(69,533)	(344,894)	(238,419)
Income tax recovery (expense)	(538)	3,848	(1,016)	4,089
Net loss	$(105,261)	$(65,685)	$(345,910)	$(234,330)

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	(142)	(2,948)	1,947	(1,535)
Comprehensive loss	$(105,403)	$(68,633)	$(343,963)	$(235,865)

Net loss per common share:
Basic and diluted	$(1.31)	$(0.84)	$(4.36)	$(3.01)
Weighted average common shares outstanding:
Basic and diluted	80,126,081	78,386,640	79,253,751	77,894,643